EXHIBIT 99.1

Zoetis Reports First Quarter 2014 Results

•	First Quarter 2014 Revenue of $1.1 Billion Increased 1%, Compared to First Quarter 2013

•	First Quarter 2014 Reported Net Income of $155 Million, or Diluted EPS of $0.31, Increased 11%, Compared to First Quarter 2013

•	First Quarter 2014 Adjusted Net Income of $191 Million, or Adjusted Diluted EPS[1] of $0.38, Increased 7% and 6%, Respectively, Compared to First Quarter 2013

•	Company Reaffirms Full-Year 2014 Adjusted Diluted EPS[1] Guidance of $1.48 - $1.54

FLORHAM PARK, NJ, May 6, 2014 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2014. The company reported revenue of $1.1 billion for the first quarter of 2014, an increase of 1% from the first quarter of 2013. Revenue reflected an operational2 increase of 4%, with foreign currency having a negative impact of 3 percentage points.

Net income for the first quarter of 2014 was $155 million, or $0.31 per diluted share, an increase of 11%, compared to the first quarter of 2013. Adjusted net income1 for the first quarter of 2014 was $191 million, or $0.38 per diluted share, an increase of 7% and 6%, respectively, compared to the first quarter of 2013. Adjusted net income1 for the first quarter of 2014 excludes the net impact of $36 million, or $0.07 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items.

EXECUTIVE COMMENTARY
"We began the year with 4% operational growth in revenue, adjusted net income growing faster than sales, and we remain confident in meeting our financial objectives for the year," said Zoetis Chief Executive Officer Juan Ramón Alaix. “Despite some challenges in the first quarter, we grew sales operationally in three of our regional segments and across all our major species. Our performance in the U.S. and across emerging markets helped offset an operational decline in certain developed markets in Europe and Asia-Pacific," said Alaix.

“The depth and diversity of our product portfolio remain core strengths of our business, helping to minimize any challenges that may occur within a single species, geography, product line or therapeutic area,” said Alaix. “With our focus on innovative new medicines and product lifecycle

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development, we have seen continued adoption of new products and services in a number of new markets.”

“In the first quarter, we continued to demonstrate an ability to grow adjusted earnings faster than sales despite a higher tax rate, cold weather in the U.S. impacting sales, and increased interest expense,” said Glenn David, Senior Vice President of Finance Operations and Acting Chief Financial Officer of Zoetis. “Given our continued confidence in our business model, we are reaffirming our guidance for the full year.”

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its business across four regional operating segments: the United States (U.S.); Europe/Africa/Middle East (EuAfME); Canada/Latin America (CLAR); and Asia/Pacific (APAC). Within each of these regional segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs.

Effective this quarter, the company realigned its segment reporting with respect to its Client Supply Services organization (CSS), which provides contract manufacturing services to third parties. The revenue and earnings associated with CSS are now reported within other business activities, separate from the four reportable segments. In 2013, CSS results were reported in the EuAfME segment. The current presentation of segments is more reflective of the company’s commercial business since CSS operates differently from the company’s commercial operations within the geographic segments.  First quarter results for 2014 and 2013 reflect the new segment structure.

In the first quarter of 2014:

•
Revenue in the U.S. was $479 million, an increase of 6% compared to the first quarter of 2013. Sales of livestock products grew 7%. Cattle products showed a significant increase during the quarter based on improved market conditions. Poultry product sales grew across the therapeutic areas and benefited from new vaccines. And, swine products benefited from continued growth in new products, tempered by the effect of Porcine Epidemic Diarrhea virus (PEDv). Sales of companion animal products grew 3% driven by the introduction of APOQUEL®; this growth was tempered by a reduced number of pet owners visiting clinics due to extreme winter weather, as well as a favorable impact in the year-ago quarter due to a competitor supply issue.

•
Revenue in EuAfME was $270 million, a decrease of 4% operationally compared to the first quarter of 2013. Sales of livestock products decreased 6% operationally.  This is primarily driven by a decline in the UK associated with one-time impacts in the quarter; a decline in poultry products related to regulatory issues that have been resolved; and a decline in swine products linked to reductions in the use of anti-infectives.  These overall livestock declines were partially offset by growth of cattle products in emerging markets. Sales of companion animal products increased 1% operationally, primarily driven by the launch of APOQUEL® in Germany and the UK, and the sale of parasiticides in France, Italy and emerging markets.

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•
Revenue in CLAR was $168 million, an increase of 10% operationally compared to the first quarter of 2013. Sales of livestock products grew 9% operationally, driven largely by poultry products in Brazil, and cattle and swine product sales across other Latin American markets. Sales of companion animal products grew 15% operationally, primarily related to the continued increase in medicalization rates in Brazil, Mexico and Argentina.

•
Revenue in APAC was $169 million, an increase of 4% operationally compared to the first quarter of 2013. Sales of livestock products grew 7% operationally, driven primarily by sales of swine products in China and Japan, poultry products in India, and cattle products in China; this growth was slightly offset by a decline in cattle product sales in Japan, New Zealand and Australia. Sales of companion animal products declined 2% operationally largely due to declines in Australia.

Zoetis continues to drive demand and strengthen its diverse portfolio of products through product lifecycle development, strong customer relationships and access to new markets and technologies. The company is focused on improving the performance and delivery of its current product lines; expanding product indications across species; pursuing approvals in new geographies; and developing innovative medicines, treatments and solutions for emerging diseases and unmet customer needs. Some recent examples include:

•
Expanding the portfolio’s reach - Zoetis continues to support the launch of new products in new markets and to expand the geographic reach and lifecycle of its portfolio. APOQUEL® (oclacitinib tablet) continues its rollout in the U.S., UK, Germany and certain other markets. The product is approved for the control of pruritus associated with allergic dermatitis and the control of atopic dermatitis in dogs at least 12 months of age. Strong customer demand has been outpacing initial supply and the company has implemented plans to manage the situation. Separately, recently launched vaccines like BOVISHIELD GOLD ONESHOT™, which helps prevent certain bovine respiratory diseases, and FOSTERA™ PCV and FOSTERA™ PRRS, which help prevent certain diseases in swine, expanded into new geographies in Canada, Latin America, and Thailand, respectively, in the first quarter.

•
Advancing standards of care - As a world leader in animal health, Zoetis continues to partner with organizations that are advancing and harmonizing the standard of care in markets around the world. In April, Zoetis joined with the World Small Animal Veterinary Association to form the African Small Companion Animal Network (AFSCAN). AFSCAN will strive to build a network of companion animal veterinarians, associations and specialist groups working together to improve veterinary care in sub-Saharan Africa. Zoetis became the sole animal health industry member of the AFSCAN Board.

FINANCIAL GUIDANCE AND COMMENTARY
Zoetis's guidance for full-year 2014 reflects the company's confidence in the diversity of its portfolio, the strength of its business model, and its view of the evolving market conditions for animal health products this year.

Zoetis reaffirmed its financial guidance for full year 2014:

•	Revenue of between $4.65 billion to $4.75 billion

•	Reported diluted EPS for the full year of between $1.15 to $1.21 per share

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•	Adjusted diluted EPS[1] for the full year between $1.48 to $1.54 per share

Additional guidance on other items such as expenses and effective tax rate is included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (EDT) today, during which company executives will review first quarter financial results and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://www.zoetis.com/events-and-presentations. A replay of the webcast will be archived and made available on May 6, 2014.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services.  In 2013, the company generated annual revenue of $4.6 billion. With approximately 9,800 employees worldwide at the beginning of 2014, Zoetis has a local presence in approximately 70 countries, including 28 manufacturing facilities in 11 countries. Its products serve veterinarians, livestock producers and people who raise and care for farm and companion animals in 120 countries.  For more information, visit www.zoetis.com.

1 Adjusted net income and adjusted diluted earnings per share (non-GAAP financial measures) are defined as reported net income attributable to Zoetis and reported diluted earnings per share, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth is defined as revenue growth excluding the impact of foreign exchange.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future

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Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income and adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contacts:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com

Elinore White
1-973-443-2835 (o)
elinore.y.white@zoetis.com

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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter		% Incr./
	2014	2013	(Decr.)
Revenue	$1,097	$1,090	1
Costs and expenses:
Cost of sales(b)	379	402	(6)
Selling, general and administrative expenses(b)	356	357	—
Research and development expenses(b)	87	90	(3)
Amortization of intangible assets(c)	15	15	—
Restructuring charges and certain acquisition-related costs	3	7	(57)
Interest expense	29	22	32
Other (income)/deductions–net	1	5	(80)
Income before provision for taxes on income	227	192	18
Provision for taxes on income	72	52	38
Net income before allocation to noncontrolling interests	155	140	11
Less: Net income/(loss) attributable to noncontrolling interests	—	—	—
Net income attributable to Zoetis	$155	$140	11

Earnings per share—basic	$0.31	$0.28	11

Earnings per share—diluted	$0.31	$0.28	11

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	500,231	500,000
Diluted	500,702	500,111

(a)
The condensed consolidated statements of income present the three months ended March 30, 2014 and March 31, 2013. Subsidiaries operating outside the United States are included for the three months ended February 23, 2014 and February 24, 2013.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter ended March 30, 2014
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,097	$—	$—	$—	$1,097
Cost of sales(b)	379	(1)	—	(3)	375
Gross profit	718	1	—	3	722
Selling, general and administrative expenses(b)	356	1	—	(30)	327
Research and development expenses(b)	87	—	—	—	87
Amortization of intangible assets(c)	15	(12)	—	—	3
Restructuring charges and certain acquisition-related costs	3	—	(2)	(1)	—
Interest expense	29	—	—	—	29
Other (income)/deductions–net	1	—	—	(2)	(1)
Income before provision for taxes on income	227	12	2	36	277
Provision for taxes on income	72	4	1	9	86
Net income attributable to Zoetis	155	8	1	27	191
Earnings per common share attributable to Zoetis–diluted(d)	0.31	0.02	—	0.05	0.38

	Quarter ended March 31, 2013
	GAAP Reported(1)	Purchase Accounting Adjustments	Acquisition- Related Costs(2)	Certain Significant Items(3)	Non-GAAP Adjusted(a)
Revenue	$1,090	$—	$—	$—	$1,090
Cost of sales(b)	402	(1)	—	(3)	398
Gross profit	688	1	—	3	692
Selling, general and administrative expenses(b)	357	—	—	(35)	322
Research and development expenses(b)	90	—	—	—	90
Amortization of intangible assets(c)	15	(11)	—	—	4
Restructuring charges and certain acquisition-related costs	7	—	(6)	(1)	—
Interest expense	22	—	—	—	22
Other (income)/deductions–net	5	—	—	(3)	2
Income before provision for taxes on income	192	12	6	42	252
Provision for taxes on income	52	4	2	15	73
Net income attributable to Zoetis	140	8	4	27	179
Earnings per common share attributable to Zoetis–diluted(d)	0.28	0.02	0.01	0.05	0.36

(a)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions.

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Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

(d)	EPS amounts may not add due to rounding.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1), (2) and (3).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)
The condensed consolidated statements of income present the three months ended March 30, 2014 and March 31, 2013. Subsidiaries operating outside the United States are included for the three months ended February 23, 2014 and February 24, 2013.

(2)	Acquisition-related costs include the following:

	First Quarter
	2014	2013
Integration costs(a)	$2	$4
Restructuring charges(b)	—	2
Total acquisition-related costs—pre-tax	2	6
Income taxes(c)	1	2
Total acquisition-related costs—net of tax	$1	$4

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.

(b)	Restructuring charges are associated with employees, assets and activities that will not continue with the company. Included in Restructuring charges and certain acquisition-related costs.

(c)	Included in Provision for taxes on income.
(3) Certain significant items include the following:

	First Quarter
	2014	2013
Restructuring charges(a)	$—	$1
Implementation costs and additional depreciation—asset restructuring(b)	1	2
Certain asset impairment charges(c)	—	1
Stand-up costs(d)	33	34
Other(e)	2	4
Total certain significant items—pre-tax	36	42
Income taxes(f)	9	15
Total certain significant items—net of tax	$27	$27

(a)	Represents restructuring charges incurred for our cost-reduction/productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

(b)
Related to our cost-reduction/productivity initiatives. Included in Restructuring charges and certain acquisition-related costs for the three months ended March 30, 2014 and included in Selling, general and administrative expenses for the three months ended March 31, 2013.

(c)	Included in Other (income)/deductions—net.

(d)
Represents certain nonrecurring costs related to becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs. Included in Cost of sales ($3 million) and Selling, general and administrative expenses ($30 million) for the three months ended March 30, 2014. Included in Cost of sales ($2 million) and Selling, general and administrative expenses ($32 million) for the three months ended March 31, 2013.

(e)
For the three months ended March 30, 2014, represents a pension plan settlement charge related to the divestiture of a manufacturing plant ($4 million) partially offset by an insurance recovery of litigation related charges ($2 million income). For the three months ended March 31, 2013, primarily relates to a change in estimate related to transitional manufacturing purchase agreements associated with divestitures.

(f)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

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ZOETIS INC.
ADJUSTED SELECTED COSTS AND EXPENSES(a)
(UNAUDITED)
(millions of dollars)

			% Change
	First Quarter		(Favorable)/Unfavorable
	2014	2013	Total	Foreign Exchange	Operational
Adjusted cost of sales(a)	$375	$398	(6)%	(4)%	(2)%
As a percent of revenue	34.2%	36.5%	NA	NA	NA
Adjusted SG&A expenses(a)	327	322	2%	(2)%	4%
Adjusted R&D expenses(a)	87	90	(3)%	(1)%	(2)%
Total	$789	$810	(3)%	(3)%	—%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses and adjusted research and development (R&D) expenses are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three months ended March 30, 2014 and March 31, 2013 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

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ZOETIS INC.
2014 GUIDANCE

Selected Line Items
Revenue	$4,650 to $4,750 million
Adjusted cost of sales as a percentage of revenue(a)	Approximately 35.5%
Adjusted SG&A expenses(a)	$1,430 to $1,480 million
Adjusted R&D expenses(a)	$390 to $405 million
Adjusted interest expense and other (income)/deductions(a)	Approximately $105 million
Effective tax rate on adjusted income(a)	Approximately 29%
Adjusted diluted EPS(a)	$1.48 to $1.54
Certain significant items(b) and acquisition-related costs	$165 to $185 million
Reported diluted EPS	$1.15 to $1.21
A reconciliation of 2014 adjusted net income and adjusted diluted EPS guidance to 2014 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2014 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(a) guidance	~$740 - $770	~$1.48 - $1.54
Purchase accounting adjustments	~(30)	~(0.06)
Certain significant items(b) and acquisition-related costs	~(125 - 140)	~(0.25 - 0.28)
Reported net income attributable to Zoetis/diluted EPS guidance	~$580 - $610	~$1.15 - $1.21

(a)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense and adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)
Primarily includes certain nonrecurring costs related to becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, certain legal registration and patent assignment costs, and restructuring and other charges.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2014	2013	Total	Foreign Exchange	Operational
Revenue:
Livestock	$706	$703	—%	(4)%	4%
Companion Animal	380	376	1%	(2)%	3%
Contract Manufacturing	11	11	—%	(3)%	3%
Total Revenue	$1,097	$1,090	1%	(3)%	4%

U.S.
Livestock	$263	$245	7%	—%	7%
Companion Animal	216	209	3%	—%	3%
Total U.S. Revenue	$479	$454	6%	—%	6%

EuAfME
Livestock	$181	$192	(6)%	—%	(6)%
Companion Animal	89	87	2%	1%	1%
Total EuAfME Revenue	$270	$279	(3)%	1%	(4)%

CLAR
Livestock	$135	$139	(3)%	(12)%	9%
Companion Animal	33	32	3%	(12)%	15%
Total CLAR Revenue	$168	$171	(2)%	(12)%	10%

APAC
Livestock	$127	$127	—%	(7)%	7%
Companion Animal	42	48	(13)%	(11)%	(2)%
Total APAC Revenue	$169	$175	(3)%	(7)%	4%

Livestock:
Cattle	$391	$390	—%	(3)%	3%
Swine	160	155	3%	(3)%	6%
Poultry	135	133	2%	(4)%	6%
Other	20	25	(20)%	(8)%	(12)%
Total Livestock Revenue	$706	$703	—%	(4)%	4%

Companion Animal:
Horses	$43	$42	2%	(5)%	7%
Dogs and Cats	337	334	1%	(1)%	2%
Total Companion Animal Revenue	$380	$376	1%	(2)%	3%

(a)
For a description of each segment, see Note 18A to Zoetis's consolidated and combined financial statements included in Zoetis's Form 10-K for the year ended December 31, 2013. Beginning in the first quarter of 2014, contract manufacturing is presented separately and we have revised our segment results for the comparable 2013 period.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT EARNINGS(a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2014	2013	Total	Foreign Exchange	Operational
U.S.	$278	$234	19%	—%	19%
EuAfME	112	114	(2)%	—%	(2)%
CLAR	64	52	23%	12%	11%
APAC	66	75	(12)%	(10)%	(2)%
Total Reportable Segments	520	475	9%	(1)%	10%

Other business activities(b)	(72)	(71)	1%
Reconciling Items:
Corporate(c)	(125)	(116)	8%
Purchase accounting adjustments(d)	(12)	(12)	—%
Acquisition-related costs(e)	(2)	(6)	(67)%
Certain significant items(f)	(36)	(42)	(14)%
Other unallocated(g)	(46)	(36)	28%
Total Earnings(h)	$227	$192	18%

(a)
For a description of each segment, see Note 18A to Zoetis's consolidated and combined financial statements included in Zoetis's Form 10-K for the year ended December 31, 2013. Beginning in the first quarter of 2014, contract manufacturing is included in other business activities and we have revised our segment results for the comparable 2013 period.

(b)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(c)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(d)	Purchase accounting adjustments include certain charges related to intangible assets and property, plant and equipment not charged to our operating segments.

(e)
Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring.

(f)
Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition and the impact of divestiture-related gains and losses.

(g)	Includes overhead expenses associated with our manufacturing operations not directly attributable to an operating segment.

(h)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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